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                                              |       OMB APPROVAL         |
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                                              |OMB Number:  3235-0145      |
                                              |Expires:  August 31, 1991   |
                                              |Estimated average burden    |
                                              |hours per response:  14.90  |
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                                 UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1 )*

                           GLENAYRE TECHNOLOGIES INC.
                                (Name of Issuer)

                                  COMMON STOCK
                          (Title of Class of Securities)

                                   37789910-9
                                 (CUSIP Number)

Check the following if a fee is being paid with this statement    . (A fee is
not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (10-88)                    Page 1 of 5 pages

-------------------------------------              ---------------------------
|CUSIP No. 37789910-9               |     13G      |Page   2  of   5   Pages |
-------------------------------------              ---------------------------
------------------------------------------------------------------------------
|   | NAME OF REPORTING PERSON                                               |
| 1 | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                      |
|   |                                                                        |
|   |      ARK ASSET MANAGEMENT CO., INC.                                    |
------------------------------------------------------------------------------
| 2 | CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*           (a)       |
|   |                                                                        |
|   |                                                              (b)       |
------------------------------------------------------------------------------
| 3 | SEC USE ONLY                                                           |
|   |                                                                        |
------------------------------------------------------------------------------
| 4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|   |                                                                        |
|   |      NEW YORK                                                          |
------------------------------------------------------------------------------
|            | 5 | SOLE VOTING POWER                                         |
|            |   |                                                           |
| NUMBER OF  |   | NONE                                                      |
|            |   |                                                           |
|  SHARES    |   -------------------------------------------------------------
|            | 6 | SHARED VOTING POWER                                       |
|BENEFICIALLY|   |                                                           |
|            |   |  NONE                                                     |
|  OWNED BY  |   |                                                           |
|            |   -------------------------------------------------------------
|    EACH    | 7 | SOLE DISPOSITIVE POWER                                    |
|            |   |                                                           |
| REPORTING  |   | NONE                                                      |
|            |   |                                                           |
|  PERSON    |   -------------------------------------------------------------
|            | 8 | SHARED DISPOSITIVE POWER                                  |
|   WITH     |   |                                                           |
|            |   |  NONE                                                     |
|            |   |                                                           |
------------------------------------------------------------------------------
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON           |
|   |                                                                        |
|   |    NONE                                                                |
|   |                                                                        |
------------------------------------------------------------------------------
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |
|   |                                                                        |
|   --------------------------------------------------------------------------
|11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        |
|   |    0                                                                   |
|   --------------------------------------------------------------------------
|12 | TYPE OF REPORTING PERSON*                                              |
|   |    I.A.                                                                |
-----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 2 of 5 Pages

                                                                          3 of 5

The filing of this statement shall not be construed as an admission that Ark Asset Management Co., Inc. is the beneficial owner of the securities covered by such statement.

Item 1.           (a)  Name of Issuer.

                         GLENAYRE TECHNOLOGIES

Item 1.           (b)  Address of Issuer.

                         4201 CONGRESS STREET, SUITE 455
                         CHARLOTTE, N.C. 28209

Item 2.           (a)  Name of Person Filing.

                         ARK ASSET MANAGEMENT CO., INC.

Item 2.           (b)  Address of Principal Business Office.

                         One New York Plaza, New York, N.Y. 10004

Item 2.           (c)  Place of Organization.

                         New York

Item 2.           (d)  Title of Class of Securities.

                         Common Stock

Item 2.           (e)  CUSIP Number.

                         37789910-9

Item 3.           (a)  Ark Asset Management Co., Inc. is an
                       investment adviser registered under Section
                       203 of the Investment Advisers Act of 1940.

Item 4.           Ownership.

                  (a)  Amount Beneficially Owned: NONE

                  (b)  Percent of Class: 0


                                                                          4 of 5


                           (c)  Number of shares as to which such person has:

                                (1)  Sole power to vote: NONE

                                (2)  Shared power to vote:  NONE

                                (3)  Sole power to dispose of or to direct
                                     the disposition of: NONE

                                (4) Shared power to dispose or to direct the disposition of: NONE

Item 5.  Ownership of Five Percent or Less of a Class.

            The reporting person has ceased to be the beneficial owner of more than 5% of this class of Security.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable

Item 8.   Identification and Classification of Members of the Group.

            Not Applicable

Item 9.  Notice of Dissolution of Group.

            Not Applicable


                                                                          5 of 5

Item 10.  Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, certify that the information set forth in this statement is true, complete and correct.

Date:  1/30/96       Signature:  /s/ S. Jay  Mermelstein

Name/Title:  S. Jay Mermelstein
             Chief Operating Officer